Exhibit 99.1

Increased User Participation Adds to Oscars Excitement by Awarding Viggle Users More Than 64 Million Points

Viggle Drives Verified Tune-in and Engagement During Sunday’s Broadcast as Users Interact with ‘Viggle Live’ Play-Along Game

NEW YORK - February 24, 2015 - Viggle (Nasdaq:VGGL) continues to drive tune-in and engagement for its advertisers as year-over-year participation of Viggle users during the 87th Academy Awards on Sunday night hit new highs. Viggle users earned a total of 64 million Viggle points by checking in to the broadcast-a 439 percent increase over the 12 million points that Viggle users won last year. Viggle users’ participation rate in the Viggle Live play-along game on Sunday night rose to 54 percent, a significant increase over the 44 percent who played during last year’s Oscars broadcast. Players in Viggle Live, a unique interactive real-time trivia game, answered 29 percent more questions than in 2014. Total unique check-ins to Viggle during the broadcast rose 19 percent and users spent an average of 70 minutes checked in to the app during the show. These data points highlight the opportunity for advertisers to reach targeted audiences on the Viggle app throughout a broadcast like the Oscars.

Kevin Arrix, Chief Revenue Officer at Viggle, said, “Advertisers on the Viggle platform reached more users who engaged with their brands on Oscar night this year as shown by many of our statistics, particularly our increase in Viggle Live participation. This further supports our confidence that Viggle should play a significant role in the advertising media mix.”

Mr. Arrix continued, “Viggle users also benefited as they can now extend the evening’s excitement by redeeming earned points to rent or own many of the Academy Award-winning titles on Viggle.com-including the night’s top winner, Birdman-as well as a huge selection of other titles.”

Viggle is a smartphone and tablet app that rewards points to its users who “check in” as they watch their favorite TV shows, listen to music and/or go about daily activities, like shopping. Viggle points are redeemable for an extensive collection of movies, television shows, music, audiobook and ebooks, plus everything from electronics to home furnishings.

Advertisers win with Viggle advertising as they can engage, interact and motivate brand loyalty by reaching targeted users who have shared age, gender, zip, TV provider, music and TV history along with other interactive preferences gathered via their Viggle profile.

Mr. Arrix concluded, “As Viggle continues to grow both its audience and platform, there are increased opportunities every day for advertisers to reach engaged, targeted and growing audiences.”

About Viggle Inc.
Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle Platform had an average monthly total reach of 26 million for the three months ended December 2014, including over 7.9 million Viggle registered users. Since its launch, Viggle members have redeemed over $22 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie, and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

Exhibit 99.1

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact:
Investors:
IRTH Communications
Robert Haag, 866-976-4784
VGGL@irthcommunications.com
or
Investor Relations:
Viggle Inc.
John C. Small, 646-738-3220
CFO
john@viggle.com
or
Media:
Dian Griesel International
Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com